EXHIBIT 11

                        BDM INTERNATIONAL, INC.
                    COMPUTATION OF EARNINGS PER SHARE
               (Amounts in Thousands, Except Per Share Data)


                                                 Three Months Ended
                                                     March  31,
                                                 -------------------
                                                   1995         1994
                                                   ----         ----
Net Income                                       $ 3,334      $ 2,908
                                                 =======      =======
Shares used for primary earnings per share:

 Weighted averaged shares outstanding              9,434       11,944

 Dilutive effect of common stock
 equivalents - noncontingent stock optionss          545          345
                                                  ------       ------

          Total shares used for primary
             earnings per share                    9,979       12,289
                                                  ======      =======



Earnings per share:

 Primary                                         $ 0.33        $ 0.24
                                                  ======       ======